Exhibit 99.1

Sanchez Energy Announces Acquisition Expanding its Production, Reserves, and Future Drilling Locations in the Eagle Ford Shale Trend of South Texas and its Preliminary 2014 Operating Capital Plan Focused on Accelerated Development in the Eagle Ford Shale

Houston, TX—September 9, 2013—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), a rapidly growing independent oil and gas company targeting onshore U.S. Gulf Coast oil resource plays with a current focus on the Eagle Ford Shale, today announced that it has executed a definitive agreement to purchase assets in the Eagle Ford Shale consisting of approximately 11 MMBOE of proved reserves and 2,000 BOE/D of current production on approximately 3,600 net acres in McMullen County, Texas for approximately $220 million in cash, subject to customary adjustments. Reflecting the pending acquisition, Sanchez Energy also announced a preliminary 2014 operating capital plan and a revised 2013 operating capital plan.

Summary Highlights

Sanchez Energy to acquire operated assets (“Wycross”) with an average working interest of 60% with development potential in approximately 3,600 net contiguous acres in McMullen County Texas with an effective date of July 1, 2013 for approximately $220 million.

•                  Sanchez Energy will acquire  estimated net proved reserves of 11.2 MMBOE (81% oil and 8% NGLs), an increase of approximately 25% from the Company’s mid-year 2013 proved reserves, at a cost of approximately $19.65 per barrel of oil equivalent

•                  Will add approximately 2,000 BOE/D of production, resulting in an increase of approximately 15% over our current production rate of 13,500 BOE/D

•                  Will acquire production from 12 currently producing wells with 40 identified proved undeveloped locations based upon 60 acre spacing providing a robust future low risk drilling program, with potential to further down-space to 40 acres

•                  Wycross wells have exhibited strong rates of return with historical wells averaging 24 hour initial production rates in excess of 1,000 BOE/D and 30 day initial production rates in excess of 800 BOE/D

•                  Increasing average production guidance for the fourth quarter of 2013 from a range of 13,000 to 15,000 BOE/D to a range of 15,000 to 17,000 BOE/D

The Company also announced a preliminary 2014 operating capital plan of $700 million to spud 76 net wells and complete 79 net wells along with related facilities, leasing, and geologic and geophysical activities.

•                  94% of the operating capital plan directed to drilling and completion activities and 94% of the drilling and completion capital plan directed to the Eagle Ford

The following table outlines the preliminary 2014 Operating Activity and Capital Expenditure Forecast by area:

Project Area	Net Wells Spud	Net Wells Completed	Capex ($MM)
Marquis	20	23	$195
Palmetto	14	17	130
Cotulla — Maverick	26	26	195
Wycross	14	11	100
TMS	2	2	40
Total D&C Capital Plan	76	79	$660
Facilities, Leasing, and G&G			40
Total Operating Capital Plan			$700

Sanchez Energy has also revised its 2013 Operating Capital Plan from $475 million to $470 million reflecting its continued reduction in drilling and completion costs per well due to efficiency gains from pad drilling. Additionally, the Company plans to spud an additional two wells and complete one additional well in the Wycross area. The following table outlines the revised 2013 Operating Capital Plan:

Project Area	Net Wells Spud	Net Wells Completed	Capex ($MM)
Marquis	22	14	$173
Palmetto	15	10	115
Cotulla — Maverick	16	14	112
Wycross	2	1	10
TMS	1	1	10
Total D&C Capital Plan	56	40	$420
Facilities, Leasing, and G&G			50
Total Operating Capital Plan			$470

Management Comments

Tony Sanchez III, President and Chief Executive Officer said, “The Eagle Ford assets we are acquiring, which are named Wycross, provide an excellent combination of high quality production and reserves with a continuous development program for at least the next two years. The profile of these wells with average 24 hour initial production rates in excess of 1,000 BOE/D and average 30 day initial production rates in excess of 800 BOE/D rival some of the best wells in the Eagle Ford. We have used a development drilling plan to assess reserves and valuation assuming well spacing on 60 acres but firmly expect that optimal development will take place with 40 acre spacing, providing additional upside potential. We currently plan to bring a rig suited to efficiently develop this asset later this year. As a result, we are expecting that the current production rate of approximately 2,000 BOE/D will stay flat on average for the balance of 2013. Given the planned closing date at the end of the third quarter, we are not changing our existing guidance for the third quarter of 2013 but are increasing our average production guidance for the fourth quarter from a range of 13,000 to 15,000 BOE/D to a range of 15,000 to 17,000 BOE/D.”

“Our preliminary 2014 operating capital plan is well within our operational capacity. The new Wycross area is adjacent to our Cotulla area and can be integrated into our operations seamlessly. We believe this capital plan along with our high quality asset mix will enable us to double our total annual production volumes from 2013 to 2014.”

About Sanchez Energy Corporation

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale where the Company has assembled approximately 140,000 net acres. The Company also has approximately 40,000 net acres targeting the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website: www.sanchezenergycorp.com.

Forward Looking Statements

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to successfully closing our announced acquisitions, the anticipated benefits of our acquisitions, successfully obtaining the financing for any proposed acquisitions and other aspects of any proposed acquisitions. These statements are based on certain assumptions made by the company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of acquired assets to produce as anticipated, failure to successfully integrate acquired assets, failure to continue  to produce  oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth and other factors described in Sanchez Energy’s Annual Report for the fiscal year ended December 31, 2012 and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q.  Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (“SEC”). Sanchez Energy’s filings with the SEC are available on its website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Cautionary Note to U.S. Investors

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use certain terms in our press releases, such as net resource potential and other variations of the foregoing terms that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the reserves disclosures in our filings with the SEC available on our website at www.sanchezenergycorp.com and the SEC’s website at www.sec.gov. You can also obtain this information from the SEC by calling its general information line at 1-800-SEC-0330.

Note Regarding Wycross Reserves Disclosure

The reserves information relating to the Wycross assets that we are acquiring which are presented herein are based on our internal analysis.

Company contact:

Michael G. Long
Senior Vice President and Chief Financial Officer
Sanchez Energy Corporation
(713) 783-8000

SOURCE Sanchez Energy Corporation